Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254931

INVESCO REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 5 DATED JUNE 30, 2022
TO THE PROSPECTUS DATED APRIL 7, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Invesco Real Estate Income Trust Inc., dated April 7, 2022 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "we," "us," or "our" refer to Invesco Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to disclose a change in the class of common stock held by an affiliate of the Adviser.
On June 29, 2022, we issued 2,028,086 unregistered Class I shares of common stock to Invesco Global Property Plus Fund, a sub-fund of Invesco Global Real Estate Fund FCP-RAIF and an affiliate of our Adviser (“IGP+”), in exchange for a number of Class N shares with an equivalent aggregate NAV based on the NAV per share of Class I shares and Class N shares as of May 31, 2022. The Class I shares issued to IGP+ are eligible for repurchase pursuant to our share repurchase plan and subject to the fees applicable to Class I shares, whereas the Class N shares IGP+ surrendered to the Company were not eligible for repurchase pursuant to our share repurchase plan until the earlier of the third anniversary of the date the shares were acquired and the date that our aggregate NAV is at least $1.5 billion.